Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of BTCS, Inc. on Form S-3 (File Nos. 333-259510 and 333-252509) and Form S-1 (File No. 333-252511) of our report dated March 31, 2023, with respect to our audits of the financial statements of BTCS, Inc., as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of BTCS, Inc., for the year ended December 31, 2022.

/s/ RBSM LLP

RBSM LLP

Las Vegas, Nevada

March 31, 2023